EXHIBIT 99.1

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.		The Equity Group Inc.
Robert K. Lifton		Adam Prior
Chairman & CEO		(212) 836-9606
(212) 935-8484

Medis Technologies Announces the Appointment of Thomas Carr to Its Advisory Board

New York, NY, September 11, 2008 - Medis Technologies Ltd. (NASDAQ:MDTL) announced today the appointment of Mr. Thomas Carr to the Medis Advisory Board. Mr. Carr holds the current position of Distinguished Member of the Technical Staff in Corporate Technology at Verizon Communications, Inc. and has over 20 years of experience in the Telecom Industry.

“I have enjoyed working with Medis through their early stage development of the Medis 24/7 Fuel Cell Power Pack and am excited to see their efforts come to fruition by being the first and only fuel cell for mobile devices in the market,” said Mr. Carr. “Fuel cell technology is an important next step in providing a source of power for the telecommunications industry and I am looking forward to actively participate with Medis as an Advisory Board member to offer my input and perspectives on the telecommunications sector.”

“Mr. Carr has an in depth knowledge of the Medis 24/7 Fuel Cell Power Pack and Medis’ fuel cell technology platform and has offered Medis valuable expertise as our company has made the transition from R&D technology development to now launching our fuel cell product line for sale to consumers worldwide,” said Robert K. Lifton, Chairman & CEO of Medis Technologies. “We are pleased and honored to have him join our Advisory Board where we believe his guidance and input will make a valuable contribution to our continuing product development.  We are looking to further expand our Advisory Board to add additional members that complement our go-to-market strategy.”

About Medis Technologies Ltd.
Medis Technologies’ primary focus is on its fuel cell technology. Its business strategy is to sell its products to end users through branded OEM partnerships, retail outlets, service providers and to the military and other markets. Medis’ majority-owned and publicly traded subsidiary, Cell Kinetics Ltd., is engaged in the development and commercialization of the CKChip, a unique cell carrier platform intended for simultaneous fluoroscopic monitoring and analysis of thousands of individual living cells over time.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called “forward looking statements” by words such as “may,” “will,” “should,” “expects,” plans,” “targets,” “believes,” “anticipates,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. These forward looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company’s filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

This press release is available on Medis’ web site at www.medistechnologies.com.

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